UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): May 30, 2011

Amarantus BioSciences, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 737-2734

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.      Entry into a Material Definitive Agreement

On May 30, 2011, we entered into a Letter Agreement regarding Intellectual Properties Licensing and Collaboration Arrangements (the “Agreement”) with Generex Biotechnology Corporation (“Generex”).  The Agreement sets forth the material terms of our agreement with Generex, which will be evidenced by further documentation to be delivered on a formal Closing Date to take place no later than July 15, 2011.

Generex and its wholly-owned subsidiaries are the owners of certain patents and other intellectual properties relating to oral drug delivery technologies (the “Generex Technologies”).  Under the Agreement, Generex will grant to us a non-exclusive worldwide license for the clinical and regulatory development and commercialization of the Generex Technologies, excluding the field of diabetes treatment.  At our sole discretion and expense, we will design, develop, implement, and diligently prosecute programs for FDA approvals for commercial sale of products using the  Generex Technologies.  In connection with our FDA applications for product approvals, Generex will provide commercially reasonable assistance regarding the design, review and refinement of our applications.  Any improvements to or derivatives of the Generex Technologies achieved under the license will be the sole property of Generex, but will be included in the license granted to us for no additional consideration.

In addition to receiving a license of the Generex Technologies as described above, we have also agreed to collaborate with Generex regarding research and development of our proprietary MANF and related molecules, as well as our PhenoGuard process for application in the field of diabetes treatment.  The specific indications to be pursued as part of our collaboration will be chosen in the sole discretion of Generex, but in consultation with us.  In support of the collaboration, we will make our proprietary technologies available to Generex and provide commercially reasonable assistance to Generex regarding the design, review, and refinement of non-clinical, clinical, quality, and regulatory programs and review and refinement of FDA submissions.  Generex will fund direct expenditures incurred in the collaborative research and development in accord with a budget to be agreed upon, up to a maximum of $5,000,000 over a period of three years, including seed funding to be provided within 30 days of the execution of definitive agreements.  Additional customary provisions regarding licensing options, intellectual property ownership, and other arrangements regarding intellectual property related to the research and development collaboration are contained in the Agreement.

Under the Agreement, we have committed to pay Generex a non-refundable, up-front license fee in the amount of $10,000,000.  The license fee is payable in whole or in part in shares of our common stock to be valued at the average closing price for the ten trading days immediately preceding the Closing Date.  The number of shares of our common stock to be issued to Generex on the Closing Date in payment of the license fee may not exceed 9.99% of our issued and outstanding common shares.  To the extent the license fee is not paid by the issuance of our common stock, the remaining balance will be paid pursuant to a Promissory Note to be issued to Generex for the balance of the license fee. If issued in partial payment of the license fee, the Promissory Note will bear interest at a rate of 8% per year and be due in three years.  Subject to certain limitations and conditions as set forth in the Agreement, the Promissory Note can, at the option of Generex, be pre-paid with, or converted into, shares of our common stock within a certain price per share window provided for in the agreement and other covenants. The Agreement provides that we will file a Registration Statement with the SEC regarding Generex’s re-sale of the common stock to be issued both: (1) in part payment of the license fee and (2) upon pre-payment or conversion of the Promissory Note.  The Registration Statement must be filed on or before the earlier of: (a) six months following the date of Agreement; or (b) in connection with the registration of securities from our next funding round.

If, on the Closing Date, either: (1) the amount of our common stock issued in part payment of the license fee is less than 7,125,000 shares, or (2) the amount of the Promissory Note issued in payment of the remainder of the license fee is more than $5 million, then Generex will have the option to terminate the Agreement.

The Agreement also provides that, on our future gross sales of products utilizing the Generex Technologies, we will pay Generex a 10% royalty if we commercialize the product. If we sub-license the product, the royalties paid to Generex by Amarantus will be between 2% and 6%, depending on certain conditions.  In addition, we have agreed to pay Generex sales milestone payments upon achieving certain levels of gross sales of products utilizing the Generex Technologies as follows:

•	$2 million payable within 30 days of the end of the quarter in which such sales exceed $40 million; and
•	$2 million payable payable within 30 days of the end of the quarter in which such sales exceed $80 million; and
•	$2 million payable payable within 30 days of the end of the quarter in which such sales exceed $170 million

Additional terms and conditions related to sales royalties are contained in the Agreement.

The foregoing is summary of the material terms of the Agreement and does not purport to be a complete description of its terms.  The Agreement is filed herewith as Exhibit 10.1

Item 9.01.       Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter Agreement regarding Intellectual Properties Licensing and Collaboration Arrangements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 3, 2011	Amarantus BioSciences, Inc.

By: /s/ Martin D. Cleary
Martin D. Cleary
Chief Executive Officer